Exhibit 10(iii)(j)
                        NONCOMPETE AGREEMENT AND RELEASE
                        ________________________________

ExxonMobil will pay Lucio A. Noto a Noncompete Payment of $8 Million. Payments will be made in monthly installments, over a period equal to one-half of your life expectancy, beginning the month following your retirement. The payment will include interest based on the six-month average of 10-Year Treasury Notes plus one percentage point (1%) for the six-month period preceding the month prior to retirement. In consideration of this compensation, Mr. Noto will not:

(i) willfully engage in any conduct that is contrary to the interests of the company

(ii) disclose any ExxonMobil proprietary information acquired during his employment with ExxonMobil or its affiliates unless required by law and in that case Mr. Noto will provide the Company with prompt notice of the request for proprietary information to enable the Company to seek an appropriate protective order or waive Mr. Noto's compliance with this provision.

And, for a period of two years following Mr. Noto's retirement, Mr. Noto will not:

(iii) become employed or otherwise associated with any major international energy company headquartered either in the U.S.A. or abroad, such as Chevron, Texaco, British Petroleum, Royal Dutch Shell and Total-Elf-Fina

(iv) become involved directly or indirectly as an investor, consultant or associate competing with the Company for any specific oil, gas, chemical or power project

(v) knowingly solicit, directly or indirectly, any present or soon to become employee of the Company to leave the employ of the Company for the purpose of being hired by Mr. Noto or an entity with which Mr. Noto is associated

(vi) knowingly solicit, directly or indirectly, any present or soon to be customer of the Company to terminate, cancel, or reduce such customer's business with the Company

If Mr. Noto becomes subject to excise tax on "excess parachute payments," as defined in Section 280G of the Internal Revenue Code, the Company will promptly pay to the IRS on Mr. Noto's behalf the amounts that are necessary to place him in the same after-tax financial position that he would have been in if he had not incurred any excise tax.

If Mr. Noto dies during the term of this Agreement, the Company will immediately pay to his estate or to his designated beneficiary all amounts set forth above that have not previously been paid.

In consideration of all of the above, Mr. Noto waives any and all claims under Mobil's Employee Severance Plans.
                                      Signed this 30th day of January, 2001

                                       /s/ L. A. NOTO
                                      _____________________________________
                                      L. A. Noto


                                      Exxon Mobil Corporation

                                       /s/ T. P. TOWNSEND
                                      _____________________________________
                                      T. P. Townsend, Vice President
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